UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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UNIVERSAL CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on July 16, 2014, the following communication will be sent to certain shareholders of Universal Corporation.
***

July 16, 2014

Re: Universal Corporation 2014 Annual Meeting of Shareholders - August 5, 2014

Vote “FOR” Lennart R. Freeman as a director of Universal Corporation.
Dear Shareholders:
We disclosed in our proxy statement for our 2014 Annual Meeting of Shareholders that one of our directors, Mr. Lennart R Freeman, attended less than 75% of the total meetings of the Board of Directors and Committees on which he served since he became a director in August 2013. We would like to clarify that Mr. L. Freeman’s absences were due to unavoidable engagements he made prior to his nomination as our Director in 2013.
We urge you to vote “FOR” Mr. L. Freeman in light of the above clarification. Even if you have already voted, you can change your vote at any time before the 2014 Annual Meeting as described in more detail on pages 3-4 of the 2014 Proxy Statement.
We appreciate your time and consideration of this matter.
Very truly yours,
George C. Freeman, III
Chairman, President and
Chief Executive Officer